Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230122 on Form F-3 of our report dated July 2, 2019, relating to the financial statements of Highway Holdings Limited and its subsidiaries (the “Company”) as of and for the two years end March 31, 2019, appearing in this Annual Report on Form 20-F of the Company for the year ended March 31, 2020.

/s/ Deloitte Touche Tohmatsu

Hong Kong

August 17, 2020